EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 10, 2006, relating to the consolidated financial statements and financial statement schedule of Rural Cellular Corporation and its subsidiaries (the “Company”) and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005.
DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
June 12, 2006